Exhibit 23

Independent Auditors’ Consent

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-104039) of our report dated January 30, 2004 relating to the balance sheet of Recom Managed Systems, Inc. as of December 31, 2003 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003 and from inception of development stage (November 7, 2000) to December 31, 2003, which report appears in the Annual Report on Form 10-KSB/A (amendment no. 1) of Recom Managed Systems, Inc. for the year ended December 31, 2003.

/s/ Stonefield Josephson, Inc.

Certified Public Accountants

Santa Monica, California
May 19, 2004